Exhibit 99.4
American Commercial Lines LLC
ACL Finance Corp.
Offer to Exchange Their
9 1/2% Senior Notes Due 2015
Which Have Been Registered Under the Securities Act of 1933
For Any and All of Their Outstanding
9 1/2% Senior Notes Due 2015
(Principal Amount $1,000 per Note)
, 2005
To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:
      American Commercial Lines LLC and ACL Finance Corp. (collectively, the “Issuers”) are offering to exchange (the “Exchange Offer”), upon and subject to the terms and conditions set forth in the prospectus, dated                     , 2005 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), up to $200,000,000 aggregate principal amount of the Issuers’ 9 1/2% Senior Notes Due 2015 which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for a like principal amount of the Issuers’ issued and outstanding 9 1/2% Senior Notes Due 2015 (the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the Registration Rights Agreement, dated as of February 11, 2005, by and among the Issuers, the guarantors named therein and the initial purchasers named therein.
      We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:
      1. Prospectus, dated                     , 2005;
      2. The Letter of Transmittal for your use and for the information of your clients;
      3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;
      4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and
      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
      Your prompt action is requested. The exchange offer will expire at 12:00 midnight, New York City time, on                     , 2005, unless extended by the Issuers (“the Expiration Date”). The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date.
      The Issuers will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent for the Exchange Offer). The Issuers will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer, on the transfer of Old Notes to it, except as otherwise provided in instruction 5 of the enclosed Letter of Transmittal. The Issuers may reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
      If holders of Old Notes wish to tender, but they are not able to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”
      Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

American Commercial Lines LLC
ACL Finance Corp.
      Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of the Issuers or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

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